UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No.  )

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Filed by a Party other than the Registrant ☒

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Under Rule 14a-12

RumbleOn, Inc.

(Name of Registrant as Specified in Its Charter)

Mark Tkach

William Coulter

WJC Properties, L.L.C.

WRC-2009, L.L.C.

The WRC-98 Trust

The WRC 2021 Irrevocable Trust

Ride Now Management, LLLP

Kyle Beaird

Melvin Flanigan

(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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☒	No fee required

☐	Fee paid previously with materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

William Coulter and Mark Tkach, together with the other participants named herein, have filed a preliminary proxy statement and an accompanying WHITE universal proxy card with the Securities and Exchange Commission with respect to the election of directors of RumbleOn, Inc., a Nevada corporation (the "Company"), and certain proposals for the Company's 2023 annual meeting of stockholders. On May 16, 2023, Mr. Coulter and Mr. Tkach issued the following press release:

PHOENIX, May 16, 2023 /PRNewswire/ -- William Coulter and Mark Tkach, who together hold approximately 32.0% of the outstanding Class B shares of common stock of RumbleOn, Inc. ("RumbleOn" or the "Company") (NASDAQ: RMBL), today sent a letter to the RumbleOn Board of Directors, criticizing the Board’s recent decision to accelerate severance payments to former Director and Chief Operating Officer Peter Levy, and to shield those payments from accountability.

Below is the full text of the letter:

Dear Members of the RumbleOn Board of Directors:

We were shocked by the RumbleOn Board’s recent actions to accelerate and shield Peter Levy’s severance payment. Mr. Levy’s termination was publicly announced before the market opened on May 10, 2023, in a press release trumpeting “RumbleOn Board Announces Significant Corporate Governance Enhancements.” Yet that same day, immediately after the market closed, the Company released the details of Mr. Levy’s Release Agreement showing this to be yet another example of failed governance and corporate waste. The Company failed its stockholders when it entered into a highly unusual Release Agreement that contains non-standard terms for any terminated employee of a public company—much less an executive that was responsible for leading the Company’s operations during such an incredible destruction of stockholder value.

Mr. Levy’s August 31, 2021 Employment Agreement spelled out in detail what severance payments Mr. Levy would be eligible to receive if he was terminated. Mr. Levy agreed then that, in the event he was terminated without cause, he “shall not be entitled to” any severance payment unless at the time of his termination he executed a Release Agreement in the form that was attached to that Employment Agreement and provided for full releases by Mr. Levy of the Company. Rather than insist that Mr. Levy live by the agreement he made, RumbleOn inexplicably granted Mr. Levy several material changes that served only to benefit Mr. Levy at a significant detriment to the stockholders.

According to last week’s public filings, the Company has calculated the cash portion of Mr. Levy’s severance to be $3,375,000. Under his August 2021 Employment Agreement, Mr. Levy was entitled to receive that cash “in accordance with the Company’s regular payroll cycle .. . . on a continuing basis until the full amount has been paid.” This would have resulted in an orderly proportional distribution of that $3,375,000 over an approximately three-year period, subject to a six-month delay as required by applicable tax law. In the event the Company determined at any point that Mr. Levy’s termination should have been with cause, even with the benefit of hindsight, or that Mr. Levy was otherwise indebted or liable to the Company for any reason, the Company would have had the ability to stop those payments and retain that cash.

Yet, instead of enforcing the terms of Mr. Levy’s Employment Agreement, the Company agreed to highly unusual terms that require, no later than this this Friday, May 19, 2023, the Company to pay out all of the $3,375,000 from the Company’s accounts. At that time, Mr. Levy will directly receive more than 25% of this amount in cash ($847,500, less taxes and withholdings). Also at that time, the balance will be paid by the Company to a “Rabbi Trust” for the benefit of Mr. Levy that will then make the remainder of the installment payments to Mr. Levy in accordance with a schedule that was not publicly disclosed.

It is especially troubling that the Company made this agreement that will result in the unnecessary, purely discretionary and immediate cash payment of $3,375,000 the day before it told investors it was “focused on the reduction and refinancing of its debt,” and publicly announced it was embarking on a campaign to liquidate $60 million of assets in connection with those efforts. We cannot reconcile these contradictory statements, much less recognize how the RumbleOn Board could consider such a maneuver consistent with its supposed “Significant Corporate Governance Enhancements.”

By immediately paying Mr. Levy’s severance to him and into the Rabbi Trust, the Company has not only made a significant unnecessary cash expenditure, it purposefully has significantly diminished the Company’s ability to assert any right to that cash in the future should the facts so warrant. That is not the only gratuitous protection the Company gave Mr. Levy. The May 9, 2023 Release Agreement also contains a broad release and covenant by the Company not to sue Mr. Levy for any reason, other than breach of his representations in the Release Agreement itself. None of these terms were required under Mr. Levy’s Employment Agreement, which provided only for a broad waiver and release by Mr. Levy of any claims he may have against RumbleOn, and no reciprocal release whatsoever by the Company of Mr. Levy.

RumbleOn (and therefore its stockholders) received nothing of reasonably equivalent value in exchange for these significant additional benefits given to Mr. Levy. We do not understand how the Company’s agreement to these terms was in the Company’s or its stockholders’ best interests. It instead appears to be a parting gift from the Company to Mr. Levy, designed to shield his significant severance payment from any investigation by any new Board members or executives that join the Company after the Release Agreement was signed.

Though the public releases made no mention of the Board’s role in Mr. Levy’s Release Agreement, the Compensation Committee would have been required to evaluate and approve that agreement; we presume the rest of the Board was aware of and approved the agreement as well. As we know you are aware, each member of the Board of Directors has duties to act in the Company’s best interests, to rigorously exercise oversight, to conduct adequate diligence, and to not waste corporate assets. Based on the facts the Company has disclosed, we are increasingly concerned about the Board’s exercise of these duties.

We demand that the Board immediately take any and all appropriate steps to rescind Mr. Levy’s Release Agreement, amend it to align with the terms he agreed to in his Employment Agreement, or otherwise halt the impending $3,375,000 payment. We also request that the Company either publicly release all Board and Compensation Committee minutes reflecting discussion of Mr. Levy’s Release Agreement or severance, or publicly explain why it would offer a terminated executive that has overseen an incredible destruction of stockholder value such a sweetheart severance package. Our counsel is also contacting Mr. Francis to request that the Company and each of its officers and directors preserve and retain all documents and communications related to Mr. Levy’s Release Agreement or severance.

We also request that the Board direct management not to hire any replacement for Mr. Levy as Chief Operating Officer until after the conclusion of the July 14, 2023 annual meeting. The decision of whether to hire a COO, and if so who to hire, is a critical decision that should not be made until the new Board is seated.

Finally, this should go without saying, but in the event any other management leaves the Company, he or she should not be provided with any unwarranted benefits as occurred with Mr. Levy.

Sincerely,

Mark Tkach and William Coulter

Contact information:

Bruce Goldfarb/Pat McHugh/Jeremy Provost
Okapi Partners LLC
212-297-0720
Info@okapipartners.com

William Coulter and Mark Tkach, together with the other participants named herein (collectively, the “Participants”), have filed a preliminary proxy statement and an accompanying WHITE universal proxy card with the Securities and Exchange Commission (the ”SEC”) with respect to the election of directors of RumbleOn, Inc., a Nevada corporation (the “Company”), and certain proposals for the Company’s 2023 annual meeting of stockholders (the “Annual Meeting”).

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

THE PARTICIPANTS MAY BE DEEMED TO BE PARTICIPANTS IN THE SOLICITATION OF PROXIES WITH RESPECT TO THE ANNUAL MEETING. THE PARTICIPANTS STRONGLY ADVISE ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS RELATED TO THE ANNUAL MEETING AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The participants in the proxy solicitation are William Coulter, Mark Tkach, WJC Properties, L.L.C., WRC- 2009, L.L.C., The WRC-98 Trust, The WRC 2021 Irrevocable Trust, Ride Now Management, LLLP, Kyle Beaird and Melvin Flanigan.

Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of proxies in connection with the election of directors of the Company and certain proposals, including a description of their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other proxy materials as they are filed with the SEC.

As of the date hereof, the participants in the proxy solicitation beneficially own in the aggregate 5,242,433 shares of Class B Common Stock, par value $0.001 per share, of the Company (“Class B Common Stock”). As of the date hereof, William Coulter beneficially owns 2,621,405 shares of Class B Common Stock, which includes 593,472 shares directly owned by The WRC 2021 Irrevocable Trust and 30,377 shares directly owned by WJC Properties, L.L.C. WRC- 2009, L.L.C. is the controlling member of WJC Properties, L.L.C., and The WRC-98 Trust is the sole member of WRC- 2009, L.L.C., and accordingly WRC- 2009, L.L.C. and The WRC-98 Trust may be deemed to beneficially own the shares directly owned by WJC Properties, L.L.C. Mr. Coulter serves as Manager or Trustee for each of these entities. As of the date hereof, Mark Tkach beneficially owns 2,621,028 shares of Class B Common Stock, and the remainder of the Participants do not beneficially own any shares of Class B Common Stock.